EXHIBIT 99.1

July 27, 2006

Dow Reports Second Quarter Results

Feedstock and Energy Costs Outpace Price Increases

Second Quarter of 2006 Highlights

•       Sales for the three months ended June 30 were $12.5 billion, 9 percent higher than in 2005 and a new quarterly record for the Company.

•       Earnings per share were $1.05, compared with $1.30 per share a year ago. Earnings in 2005 included unusual items with a net favorable impact of $0.10 per share.

•       Compared with the second quarter last year, Dow recorded a healthy improvement in volume of 4 percent and a 5 percent increase in price; however, this was not enough to offset another major rise in feedstock and energy costs, which climbed more than $800 million year-over-year.

Comment

Geoffery E. Merszei, Dow’s executive vice president and chief financial officer, stated:

“Although this was a challenging quarter, we posted record sales and healthy cash flow, despite headwinds in feedstock and energy costs. Industry fundamentals remain sound, although there was some softness in Agricultural Sciences, Polyethylene and Acrylic Monomers during the quarter.”

	3 Months Ended June 30		6 Months Ended June 30
(In millions, except for per share amounts)	2006	2005	2006	2005
Net Sales	$12,509	$11,450	$24,529	$23,129

Net Income	$1,023	$1,265	$2,237	$2,618

Earnings per Common Share	$1.05	$1.30	$2.29	$2.69

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $12.5 billion for the second quarter of 2006, a new quarterly record and 9 percent higher than the same period in 2005.

Net income for the quarter was $1,023 million, 19 percent lower than a year ago, while earnings per share fell from $1.30 in 2005 to $1.05 in 2006. Earnings for the second quarter of 2005 included a benefit of $0.12 per share related to the repatriation of foreign earnings, and a charge of $0.02 per share associated with the Company’s early redemption of debt.

Compared with the same period last year, volume for the quarter increased 4 percent, with strong volume growth in Latin America and Asia Pacific, combined with good demand in Europe, more than offsetting a modest decline in North America.  Price also edged higher, reflecting healthy increases in most of the Company’s Basics businesses, dampened by weaker price momentum across much of the Performance sector. The resulting 5 percent year-over-year price improvement was not enough to counter another significant increase in feedstock and energy costs, which climbed more than $800 million compared with the second quarter last year causing margin erosion in our Performance segments.

“Although this was a challenging quarter, we posted record sales and healthy cash flow, despite headwinds in feedstock and energy costs,” said Geoffery E. Merszei, Dow’s executive vice president and chief financial officer. “Industry fundamentals remain sound, although there was some softness in Agricultural Sciences, Polyethylene and Acrylic Monomers during the quarter.

“We reported strong growth in Asia Pacific and Latin America, and improvement in Europe, which more than offset softness in North America – reinforcing the merit of our focus on geographic balance. Our drive to grow the Company through strategic joint ventures also added significantly to the bottom line, contributing more than $230 million in earnings during the quarter. And our on-going commitment to financial discipline allowed us to further reduce debt, lowering our debt to capital ratio to 36 percent, and ensured continued cost constraint, holding the Company’s selling, general and administrative, and research and development expenses (“SARD”) as a percent of sales to a record low of 5.5 percent.”

In the Performance Plastics segment, sales for the second quarter were $3.44 billion, an increase of 13 percent compared with the same period in 2005. Volume rose 11 percent, with strong demand in Asia Pacific and Europe, while price increased 2 percent – not enough to offset the higher feedstock costs. Polyurethanes and Thermoset Systems reported increases in both price and volume, with continued growth in the Company’s value-added Systems House business and better industry fundamentals in toluene diisocyanate. Dow Epoxy reported a healthy year-over-year improvement in volume, led by double-digit volume growth in Europe – with strong demand for civil engineering applications – and in Asia Pacific, where sales into coatings applications were particularly robust. Dow Building Solutions also recorded volume growth, as heightened demand from the U.S. commercial construction industry offset a drop in new housing starts, and European construction picked up strongly after a slow first quarter caused by unusually harsh winter weather. Dow Automotive reported lower volume compared with the same quarter a year ago, principally the result of reduced industry builds in North America. EBIT(1) for Performance Plastics was $412 million, down 17 percent compared with $498 million in the same quarter last year.

Sales in the Performance Chemicals segment were $1.97 billion for the second quarter of 2006, 5 percent higher than the $1.88 billion in the same period last year. Volume increased 6 percent year-over-year, but price declined 1 percent, as several businesses struggled to offset the significantly higher raw material costs. Dow’s Latex and Acrylic Monomers business reported solid demand from both Europe and Asia Pacific for styrene-butadiene latex in paper and carpet applications, with particular strength in China, where the Company successfully started its second styrene-butadiene latex train at Zhangjiagang towards the end of last year. But margins were down, most notably in acrylic monomers, where industry fundamentals were weaker than a year ago. Specialty Chemicals posted improvements in both price and volume compared with the same quarter a year ago, with glycol ethers seeing significant sales growth in Asia Pacific, and amines reporting solid demand for wood treatment applications. The Designed Polymers business benefited from strong sales into the European construction industry, good growth in U.S. paint applications and its continued success in the pharmaceutical sector.  EBIT for Performance Chemicals was $362 million for the quarter, 11 percent lower than $406 million reported in the same period last year.

The Agricultural Sciences segment reported sales of $962 million for the second quarter, 7 percent lower than the quarterly record of $1 billion achieved in the second quarter of 2005. Volume declined by 5 percent compared with the same period last year, while price was 2 percent lower despite higher costs. Overall sales outside the United States were slightly ahead of the same quarter last year, with particularly strong gains in Latin America. However, this was overshadowed by a severe decline in U.S. revenues, which saw no repeat of last year’s fungicide sales spike – when inventories were built ahead of a potential soybean rust outbreak – and where a growing demand for herbicide-tolerant corn continued to negatively impact sales of Dow’s selective herbicides. On a positive note, Dow’s efforts to spur demand for healthy oils reaped further benefits during the second quarter: two large national restaurant chains in Canada converted to NATREONTM oil, while in the United States consumer testing got underway with another large restaurant chain. EBIT for Agricultural Sciences was $161 million, a decline of 32 percent compared with $238 million in the same period a year ago.

The Basic Plastics segment posted second quarter sales of $2.99 billion, 16 percent higher than the same period in 2005. Price rose 11 percent and volume was 5 percent higher. Polyethylene reported a significant increase in price and solid volume gains compared with the second quarter last year, with particular strength in the United States, Latin America and Asia Pacific. But margin growth was constrained, as early attempts to increase price failed to gain traction. It was a similar story in Polypropylene, where increasing raw material costs continued to put pressure on margins despite year-over-year double-digit price increases, good demand and full capacity utilization of the Company’s plants in both North America and Europe. Polystyrene reported solid volume gains in all regions outside North America, but margins were squeezed in an environment of weakening prices. Year-over-year, polystyrene price fell in all geographic areas except Europe, where the business recorded a modest increase. Compared with the same quarter of a year ago, EBIT for the Basic Plastics segment fell 6 percent, from $527 million in 2005 to $493 million in 2006.

(1)             Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

Second quarter sales in the Basic Chemicals segment increased 5 percent compared with a year ago, from $1.35 billion to $1.42 billion. In the Core Chemicals business, caustic soda recorded a healthy year-over-year price increase, but volume was down as weakness in pulp and paper, chemical processing, and soaps and detergents more than offset continued strong demand in the alumina sector. The business reported steady volume for vinyl chloride monomer, with solid demand for polyvinyl chloride in seasonal applications. The Ethylene Oxide / Ethylene Glycol business reported volume growth in all geographic areas, but margins contracted as raw material cost increases significantly outpaced the business’ ability to raise price. The Basic Chemicals segment reported EBIT of $219 million for the second quarter, 18 percent lower than $267 million for the same period a year ago.

“To summarize, although results this quarter were below our expectations, we posted record sales and reported earnings that were among the highest in Dow’s history,” said Merszei.

“Looking ahead, given the challenges of the first half of the year, we believe it will be difficult to meet our earlier expectations that earnings in 2006 will be better than in 2005. We will continue to focus on financial discipline and cost control, and expect to see further improvements in both price and volume.

“Overall we still expect that 2006 and 2007 will be very good years for Dow,” he concluded.

NATREON is a trademark of Dow AgroSciences LLC.

•                  Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow

Dow is a diversified chemical company that harnesses the power of science and technology to improve living daily. The Company offers a broad range of innovative products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $46 billion and employs 42,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

The following tables summarize the impact of certain items recorded in the three-month and six-month periods ended June 30, 2005:

Description of Certain Items Affecting Results:
Three-month period ended June 30, 2005

Results in the second quarter of 2005 were favorably impacted by an after-tax benefit of $113 million, equivalent to $0.12 per share, related to the Company’s plan to repatriate foreign earnings in 2005 under the American Jobs Creation Act of 2004 (“AJCA”). This was reflected in “Provision for income taxes.” Results in the second quarter of 2005 were reduced by a pretax charge of $31 million, or $0.02 per share, associated with the Company’s early redemption of debt, reflected in Unallocated and Other.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Loss on early extinguishment of debt	—	$(31)	—	$(20)	—	$(0.02)
AJCA repatriation of foreign earnings	—	—	—	113	—	0.12
Total	—	$(31)	—	$93	—	$0.10

Six-month period ended June 30, 2005

In addition to the items described above for the second quarter of 2005, earnings for the six-month period ended June 30, 2005, were favorably impacted by a pretax gain of $70 million, or $0.05 per share, related to the sale of a 2.5 percent interest in the EQUATE joint venture, recorded in the first quarter of 2005. Of this gain, $29 million was reflected in the Basic Plastics segment and $41 million was reflected in the Basic Chemicals segment.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Gain on sale of EQUATE shares	—	$70	—	$46	—	$0.05
Loss on early extinguishment of debt	—	(31)	—	(20)	—	(0.02)
AJCA repatriation of foreign earnings	—	—	—	113	—	0.12
Total	—	$39	—	$139	—	$0.15

(1)             Impact on “Income before Income Taxes and Minority Interests”

(2)             Impact on “Net Income Available for Common Stockholders”

(3)             Impact on “Earnings per common share – diluted”

THE DOW CHEMICAL COMPANY - 2Q06 EARNINGS

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts (Unaudited)	2006	2005	2006	2005
Net Sales	$12,509	$11,450	$24,529	$23,129
Cost of sales	10,624	9,300	20,427	18,637
Research and development expenses	287	271	565	526
Selling, general and administrative expenses	402	383	790	774
Amortization of intangibles	12	13	24	27
Equity in earnings of nonconsolidated affiliates	232	224	400	499
Sundry income - net (Note B)	53	57	83	139
Interest income	38	27	80	56
Interest expense and amortization of debt discount	151	188	307	375
Income before Income Taxes and Minority Interests	1,356	1,603	2,979	3,484
Provision for income taxes (Note C)	310	317	694	825
Minority interests’ share in income	23	21	48	41
Net Income Available for Common Stockholders	$1,023	$1,265	$2,237	$2,618
Share Data
Earnings per common share - basic	$1.06	$1.31	$2.32	$2.73
Earnings per common share - diluted	$1.05	$1.30	$2.29	$2.69
Common stock dividends declared per share of common stock	$0.375	$0.335	$0.75	$0.67
Weighted-average common shares outstanding - basic	963.5	964.1	965.7	960.5
Weighted-average common shares outstanding - diluted	975.6	976.2	978.2	974.7
Depreciation	$471	$451	$926	$924
Capital Expenditures	$407	$364	$698	$650

Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide’s ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005.

Note C: In the second quarter of 2005, the Company finalized its plan for the repatriation of foreign earnings subject to the requirements of the American Jobs Creation Act of 2004, resulting in a credit to the “Provision for income taxes” of $113 million.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	June 30,	Dec. 31,
In millions (Unaudited)	2006	2005
Assets
Current Assets
Cash and cash equivalents	$3,162	$3,806
Marketable securities and interest-bearing deposits	36	32
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2006: $147; 2005: $169)	5,359	5,124
Other	2,685	2,802
Inventories	5,849	5,319
Deferred income tax assets - current	307	321
Total current assets	17,398	17,404
Investments
Investment in nonconsolidated affiliates	2,329	2,285
Other investments	2,227	2,156
Noncurrent receivables	257	274
Total investments	4,813	4,715
Property
Property	43,227	41,934
Less accumulated depreciation	29,571	28,397
Net property	13,656	13,537
Other Assets
Goodwill	3,140	3,140
Other intangible assets (net of accumulated amortization - 2006: $599; 2005: $552)	440	443
Deferred income tax assets - noncurrent	3,586	3,658
Asbestos-related insurance receivables - noncurrent	763	818
Deferred charges and other assets	2,347	2,219
Total other assets	10,276	10,278
Total Assets	$46,143	$45,934

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$191	$241
Long-term debt due within one year	778	1,279
Accounts payable:
Trade	3,730	3,931
Other	1,536	1,829
Income taxes payable	682	493
Deferred income tax liabilities - current	161	201
Dividends payable	383	347
Accrued and other current liabilities	2,141	2,342
Total current liabilities	9,602	10,663
Long-Term Debt	9,248	9,186
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,137	1,395
Pension and other postretirement benefits - noncurrent	3,379	3,308
Asbestos-related liabilities - noncurrent	1,346	1,384
Other noncurrent obligations	3,273	3,338
Total other noncurrent liabilities	9,135	9,425
Minority Interest in Subsidiaries	346	336
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	701	661
Unearned ESOP shares	—	(1)
Retained earnings	16,226	14,719
Accumulated other comprehensive loss	(1,652)	(1,949)
Treasury stock at cost	(916)	(559)
Net stockholders’ equity	16,812	15,324
Total Liabilities and Stockholders’ Equity	$46,143	$45,934

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2006	2005	2006	2005
Sales by operating segment
Performance Plastics	$3,442	$3,052	$6,935	$6,037
Performance Chemicals	1,968	1,883	3,854	3,805
Agricultural Sciences	962	1,031	1,923	2,020
Basic Plastics	2,986	2,577	5,783	5,386
Basic Chemicals	1,416	1,351	2,784	2,821
Hydrocarbons and Energy	1,654	1,468	3,074	2,902
Unallocated and Other	81	88	176	158
Total	$12,509	$11,450	$24,529	$23,129
EBIT (1) by operating segment
Performance Plastics	$412	$498	$1,138	$965
Performance Chemicals	362	406	663	856
Agricultural Sciences	161	238	377	497
Basic Plastics	493	527	969	1,351
Basic Chemicals	219	267	373	694
Hydrocarbons and Energy	2	—	—	—
Unallocated and Other	(180)	(172)	(314)	(560)
Total	$1,469	$1,764	$3,206	$3,803
Equity in earnings of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$26	$52	$47	$108
Performance Chemicals	115	84	184	164
Agricultural Sciences	—	—	—	—
Basic Plastics	36	49	62	112
Basic Chemicals	35	33	63	99
Hydrocarbons and Energy	20	8	42	18
Unallocated and Other	—	(2)	2	(2)
Total	$232	$224	$400	$499

(1)             The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
EBIT	$1,469	$1,764	$3,206	$3,803
+ Interest income	38	27	80	56
- Interest expense and amortization of debt discount	151	188	307	375
- Provision for income taxes	310	317	694	825
- Minority interests’ share in income	23	21	48	41
Net Income Available for Common Stockholders	$1,023	$1,265	$2,237	$2,618

Sales Volume and Price by Operating Segment

	Three Months Ended			Six Months Ended
	June 30, 2006			June 30, 2006
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	11%	2%	13%	14%	1%	15%
Performance Chemicals	6%	(1)%	5%	2%	(1)%	1%
Agricultural Sciences	(5)%	(2)%	(7)%	(3)%	(2)%	(5)%
Basic Plastics	5%	11%	16%	2%	5%	7%
Basic Chemicals	—	5%	5%	(2)%	1%	(1)%
Hydrocarbons and Energy	(5)%	18%	13%	(10)%	16%	6%
Total	4%	5%	9%	3%	3%	6%

The Dow Chemical Company and Subsidiaries
Geographic Areas

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Sales by geographic area
United States	$4,654	$4,368	$9,389	$8,745
Europe	4,612	4,166	8,859	8,607
Rest of World	3,243	2,916	6,281	5,777
Total	$12,509	$11,450	$24,529	$23,129

Sales Volume and Price by Geographic Area

	Three Months Ended			Six Months Ended
	June 30, 2006			June 30, 2006
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
United States	—	7%	7%	1%	6%	7%
Europe	5%	6%	11%	2%	1%	3%
Rest of World	9%	2%	11%	7%	2%	9%
Total	4%	5%	9%	3%	3%	6%